Exhibit 99.1

Bonk, Inc. Secures 51% Revenue Interest in $30M Valued Asset with Recurring Revenue

Company Acquires Additional 41% Revenue Interest in Bonk.fun, Taking Total Stake to 51% to Solidify Leadership Position in BONK Ecosystem

SCOTTSDALE, AZ – December 3, 2025 (GLOBE NEWSWIRE) – Bonk, Inc. (Nasdaq: BNKK) today announced it has entered into a definitive agreement to acquire an additional 41% revenue interest in Bonk.fun (formerly letsBONK.fun), increasing its total revenue share to 51%. The transaction establishes Bonk, Inc. as the majority revenue beneficiary of a high-growth launchpad within the BONK ecosystem, reflecting an implied platform valuation of approximately $30 million.

Transaction Highlights

●	Majority Revenue Interest: Bonk, Inc. now holds 51% of the platform’s revenue, up from an initial 10% minority interest.
●	Implied Valuation: The increase implies a total platform valuation near $30 million based on agreed revenue share economics.
●	No Immediate Cash or Dilution: The agreement is structured to provide near-term economic upside for Bonk, Inc. shareholders without requiring immediate cash outlay or issuing new equity.
●	Recurring Revenue Profile: Bonk.fun is positioned as a recurring-revenue asset that benefits from launch activity, fees, and secondary market participation tied to new project launches on the platform.

Strategic Rationale This acquisition moves Bonk, Inc. from a passive stakeholder to the primary economic participant in a core piece of the BONK ecosystem’s launch infrastructure. With a majority revenue interest, Bonk, Inc. will capture a larger portion of fees generated by token launches, platform utility, and associated liquidity activity—strengthening the company’s recurring revenue base and aligning long-term value creation with platform growth.

Key Strategic Benefits This transaction secures a majority share of platform fee streams, providing predictable, recurring revenue to support operations and reinvestment while concentrating economic benefits within the company without near-term dilution. Furthermore, holding a leadership position over a widely used launchpad enables Bonk, Inc. to drive product integration, user acquisition, and developer partnerships. The ownership scale also unlocks optional operational levers, allowing the Company to explore governance, API integration, co-marketing, and product enhancements that increase platform stickiness and long-term monetization.

Management Commentary “Securing a majority revenue interest in Bonk.fun changes the math,” said Jarrett Boon, CEO of Bonk, Inc. “We have shifted from being a minor participant to the primary economic beneficiary of an increasingly strategic platform in the BONK ecosystem. This transaction provides immediate recurring revenue uplift, strengthens our strategic position, and creates a foundation to accelerate growth initiatives that will benefit BNKK shareholders.”

Planned Next Steps Moving forward, Bonk, Inc. will prioritize immediate integration and collaboration, coordinating closely with the Bonk.fun team on product alignment, technical integration points, and joint go-to-market initiatives. To ensure transparency, the company plans to publish a detailed investor update and FAQ outlining the revenue share mechanics and expected economic timing. Additionally, growth initiatives are already underway, including developer incentives, platform marketing, and partnerships designed to drive launch volume and maximize fee capture.

About Bonk, Inc. Bonk, Inc. (Nasdaq: BNKK) is a company evolving to bridge the gap between traditional public markets and the digital asset ecosystem. Through its subsidiary BONK Holdings LLC, the Company executes a strategy focused on acquiring revenue-generating assets within the DeFi space. The Company also operates a growing beverage division holding the patented Sure Shot and Yerbaé brands.

Investor Relations Contact: Phone: 888.257.8061 Email: investors@bonkdat.com

Forward-Looking Statements: This press release contains forward-looking statements. Such statements are subject to risks and uncertainties, and actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the performance of BONK digital assets, the operational success of the beverage division, market volatility, and other risks detailed in Bonk, Inc.’s filings with the Securities and Exchange Commission.